State of Delaware
Secretary of State
Division of Corporations
Delivered 04:26 PM 03/24/2006
FILED 04:26 PM 03/24/2006
SVR 060284666 – 3560511 FILE

STATE OF DELAWARE

CERTIFICATE OF CONVERSION

FROM A LIMITED LIABILITY COMPANY TO A

CORPORATION PURSUANT TO SECTION 265 OF

THE DELAWARE GENERAL CORPORATION LAW

1)

The jurisdiction where the Limited Liability Company first formed is Delaware.

2)

The jurisdiction immediately prior to filing this Certificate is Delaware.

3)

 The date the Limited Liability Company first formed is 8-20-02.

4)

The name of the Limited Liability Company immediately prior to filing this Certificate is Viscorp, LLC.

5)

The name of the Corporation as set forth in the Certificate of Incorporation is Viscorp, Inc.

IN WITNESS WHEREOF, the undersigned being duly authorized to sign on behalf of the converting Limited Liability Company have executed this Certificate of the 26th day of March A.D. 2006.

By: /s/ Charles Driscoll 3-24-06______
Name: Charles Driscoll_______________ Print or Type
Title: Managing Member______________ Print or Type